Exhibit 99.1

AMC NETWORKS INC. REPORTS

SECOND QUARTER 2011 RESULTS

Second Quarter 2011 Highlights:

•	Net revenues increased 12.3% to $292 million

•	Advertising revenues increased 21.2%

•	AOCF[1] increased 9.2% to $112 million

•	Operating income increased 14.8% to $82 million

New York, NY – August 11, 2011: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the second quarter ended June 30, 2011. AMC Networks became an independent public company on June 30, 2011.

President and Chief Executive Officer Josh Sapan said: “For the second quarter of 2011, AMC Networks delivered solid increases in net revenues and AOCF, driven primarily by the ongoing strength of our National Networks. With a record 31 Primetime Emmy nominations this year, we continue to focus on investing in quality original programming to drive ratings, differentiate our brands and provide value to our distributors and advertisers.”

Second quarter net revenues increased $32 million, or 12.3%, to $292 million over the second quarter of 2010, led by 10.5% growth at National Networks and a 29.5% increase in International and Other. Adjusted Operating Cash Flow (“AOCF”)1 totaled $112 million, an increase of 9.2% or $9 million versus the prior year period. The AOCF increase resulted from 7.4% growth at National Networks and a $1 million improvement in the AOCF deficit at International and Other. Operating income was $82 million, an increase of 14.8% or $11 million versus the prior year period. The operating income increase resulted from 11.4% growth at National Networks and a $1 million improvement in operating loss at International and Other.

Second quarter net income from continuing operations was $27 million ($0.39 per share), compared with $31 million ($0.44 per share) in the second quarter of 2010. The decrease resulted from $20 million of costs related to the redemption of debt in connection with the spin-off from Cablevision partially offset by reductions in interest expense and income tax expense.

Net cash provided by operating activities was $119 million for the first six months of 2011, a decrease of $13 million from the prior year period as increased operating performance was more than offset by increased cash interest payments, due to the early redemption of debt, and increased working capital. Free Cash Flow1 for the first six months of 2011 was $115 million, a decrease of $15 million from the prior year period. The decrease reflects the decline in net cash provided by operating activities as well as an increase in capital expenditures over the prior year period.

1.	See definition of adjusted operating cash flow (“AOCF”) and Free Cash Flow included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

Segment Results

(dollars in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	Change	2011	2010	Change

Net revenues:
National Networks	$266,728	$241,397	10.5%	$518,573	$473,433	9.5%
International and Other	30,226	23,341	29.5%	55,607	43,223	28.7%
Inter-segment eliminations	(4,989)	(4,725)	-5.6%	(9,312)	(8,271)	-12.6%

Total net revenues	$291,965	$260,013	12.3%	$564,868	$508,385	11.1%

AOCF:
National Networks	$116,892	$108,790	7.4%	$223,248	$209,062	6.8%
International and Other	(4,758)	(6,010)	20.8%	(11,862)	(15,549)	23.7%
Inter-segment eliminations	(103)	(212)	51.4%	193	402	-52.0%

Total AOCF	$112,031	$102,568	9.2%	$211,579	$193,915	9.1%

National Networks

National Networks consists of the Company’s four nationally distributed programming networks, AMC, WE tv, IFC and Sundance Channel.

National Networks revenues for the second quarter of 2011 increased 10.5% to $267 million, AOCF rose 7.4% to $117 million, and operating income grew 11.4% to $92 million, all compared to the prior year period.

Growth in revenues was primarily led by a 21.3% increase in advertising revenue. The increase in advertising revenue was led by AMC and WE tv, which saw an increase in pricing over the prior year period, and to a lesser extent by an increase at IFC. Affiliate fee revenue increased 3.8%. The growth was primarily attributable to increases at AMC and WE tv in affiliate rates and subscribers.

AOCF increased 7.4% to $117 million reflecting the increases in revenue partially offset by an increase of 13% in operating expenses primarily due to increased programming and marketing expenses. Operating income totaled $92 million, an increase of $9 million or 11.4%. The increase reflects the growth in AOCF as well as a reduction in amortization expense.

International and Other

International and Other primarily consists of AMC/Sundance Channel Global, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; AMC Networks Broadcasting & Technology, the Company’s network technical services business; and VOOM HD.

International and Other revenues for the second quarter of 2011 increased 29.5% or $7 million, AOCF improved $1 million to a deficit of $5 million, and operating loss improved $1 million to a deficit of $9 million, all compared to the prior year period.

Growth in revenues reflects an increase in theatrical and digital revenue at IFC Films, as well as an increase in affiliate fee revenues related to the Company’s international operations.

The improvement in AOCF resulted from the increase in revenue as well as a reduction in litigation expenses in the quarter related to VOOM HD partially offset by increased programming and marketing expenses. Operating loss decreased as a result of the improvement in AOCF.

Other Matters

On June 30, 2011, AMC Networks completed its spin-off from Cablevision Systems Corporation. AMC Networks became an independent public company on that date and now owns the cable programming networks and related businesses previously owned and operated by Cablevision’s Rainbow Media Holdings subsidiary. AMC Networks’ Class A common stock is listed on the NASDAQ under the symbol AMCX.

On August 8, 2011, the Company prepaid $50 million of the outstanding balance of the Term A Credit Facility.

Description of Non-GAAP Measures

The Company defines adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

The Company presents AOCF as a measure of our ability to service our debt and make continuing investments. We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.

Internally, the Company uses net revenues and AOCF measures as the most important indicators of our business performance, and evaluates management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 6 of this release.

The Company defines Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities excludes net cash provided by operating activities of our discontinued operations. We believe the most comparable GAAP financial measure of our liquidity is net cash provided by operating activities. We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 7 of this release.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 10:00 a.m. EST to discuss its second quarter 2011 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 88075698.

About AMC Networks Inc.

AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two reportable operating segments: (i) National Networks, which includes AMC, WE tv, IFC and Sundance Channel; and (ii) International and Other, which includes AMC/Sundance Channel Global, our international programming business; IFC Films, the Company’s independent film distribution business; and AMC Networks Broadcasting & Technology (formerly Rainbow Network Communications), the Company’s network technical services business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.

Contacts
Corporate Communications	Investor Relations
Georgia Juvelis (917) 542-6390	Seth Zaslow (646) 273-3766
gjuvelis@amcnetworks.com	szaslow@amcnetworks.com

AMC NETWORKS INC.

CONSOLIDATED STATEMENTS OF INCOME

Three and Six Months Ended June 30, 2011 and 2010

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues, net	$291,965	$260,013	$564,868	$508,385

Operating expenses:
Technical and operating (excluding depreciation and amortization)	95,883	84,468	186,294	166,893
Selling, general and administrative	88,564	77,291	175,485	155,735
Restructuring credit	(15)	(48)	(49)	(260)
Depreciation and amortization	25,259	26,664	50,185	53,354

	209,691	188,375	411,915	375,722

Operating income	82,274	71,638	152,953	132,663

Other income (expense):
Interest expense	(15,353)	(18,761)	(33,703)	(38,427)
Interest income	163	557	620	1,107
Write-off of deferred financing costs	(5,703)	—	(5,703)	—
Loss on extinguishment of debt	(14,518)	—	(14,518)	—
Miscellaneous, net	7	(185)	79	(159)

	(35,404)	(18,389)	(53,225)	(37,479)

Income from continuing operations before income taxes	46,870	53,249	99,728	95,184
Income tax expense	(19,812)	(22,737)	(42,948)	(40,643)

Income from continuing operations	27,058	30,512	56,780	54,541
Income (loss) from discontinued operations, net of income taxes	97	(8,411)	193	(19,007)

Net income	$27,155	$22,101	$56,973	$35,534

Basic net income (loss) per share:
Income from continuing operations	$0.39	$0.44	$0.82	$0.79

Income (loss) from discontinued operations	$0.00	$(0.12)	$0.00	$(0.27)

Net income	$0.39	$0.32	$0.82	$0.51

Basic weighted average common shares	69,161	69,161	69,161	69,161

AMC NETWORKS INC.

SUPPLEMENTAL FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended June 30, 2011
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Restructuring Credit	Operating Income (Loss)

National Networks	$116,892	$(21,741)	$(3,635)	$—	$91,516
International and Other	(4,758)	(3,518)	(878)	15	(9,139)
Inter-segment eliminations	(103)	—	—	—	(103)

Total	$112,031	$(25,259)	$(4,513)	$15	$82,274

	Three Months Ended June 30, 2010
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Restructuring Credit	Operating Income (Loss)

National Networks	$108,790	$(23,179)	$(3,471)	$—	$82,140
International and Other	(6,010)	(3,485)	(843)	48	(10,290)
Inter-segment eliminations	(212)	—	—	—	(212)

Total	$102,568	$(26,664)	$(4,314)	$48	$71,638

	Six Months Ended June 30, 2011
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Restructuring Credit	Operating Income (Loss)

National Networks	$223,248	$(43,052)	$(6,785)	$—	$173,411
International and Other	(11,862)	(7,133)	(1,705)	49	(20,651)
Inter-segment eliminations	193	—	—	—	193

Total	$211,579	$(50,185)	$(8,490)	$49	$152,953

	Six Months Ended June 30, 2010
	AOCF	Depreciation and Amortization	Share Based Compensation Expense	Restructuring Credit	Operating Income (Loss)

National Networks	$209,062	$(46,362)	$(6,556)	$—	$156,144
International and Other	(15,549)	(6,992)	(1,602)	260	(23,883)
Inter-segment eliminations	402	—	—	—	402

Total	$193,915	$(53,354)	$(8,158)	$260	$132,663

AMC NETWORKS INC.

SUPPLEMENTAL FINANCIAL DATA

(In thousands)

(Unaudited)

	June 30, 2011	March 31, 2011	June 30, 2010

National Network Subscribers
AMC (a)	97,000	96,800	95,900
WE tv (a)	77,300	77,000	76,900
IFC (a)	62,200	62,200	63,800
Sundance Channel (b)	40,300	40,100	39,000

(a)	Estimated U.S. subscribers as measured by Nielsen Media Research.
(b)	Subscriber counts are based on internal management reports and represent viewing subscribers.

June 30, 2011
Capitalization

Cash and cash equivalents	$197,837

Credit facility debt (a)	$1,725,000
Senior notes (a)	700,000

Total debt	$2,425,000

Net debt	$2,227,163

Capital leases	18,049

Net debt and capital leases	$2,245,212

LTM AOCF (b)	$418,943

Leverage ratio (c)	5.4 x

(a)	Represents the aggregate principal amount of the debt.
(b)	Represents reported AOCF for the trailing twelve months.
(c)	Represents net debt and capital leases divided by LTM AOCF. This ratio differs from the calculation contained in the Company’s credit facilities.

	Six Months Ended June 30,
	2011	2010
Free Cash Flow

Cash provided by operating activities	$119,122	$131,806
Less: capital expenditures	(4,340)	(2,196)

Free cash flow	$114,782	$129,610